UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Community Bancorp /VT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2016

Dear Fellow Shareholders:

Please join us for the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 p.m. at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2016. As in prior years, a dinner will be served following the meeting.

Our proxy materials and Annual Report for 2015 are enclosed for your review.

At the meeting, you will be asked to vote on the following items:

●	Election of four directors to a three year term expiring in 2019;
●	An advisory (non-binding) resolution to approve the compensation of our executive officers; and
●	Ratification of BerryDunn as the Company’s external auditors for 2016.

Your participation in the voting is important. Please be sure to vote your proxy promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person.  You may vote your shares via the internet, by telephone (toll free), by fax, or by proxy card. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

If you hold your shares through a broker, please note that under current brokerage industry rules you must furnish voting instructions to your broker in order for your shares to be voted in the election of directors (Proposal 1) and on the advisory vote on executive compensation (Proposal 2).

Thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

Sincerely,

Stephen P. Marsh
CEO and Board Chair

COMMUNITY BANCORP.
4811 U.S. Route 5
Newport, Vermont 05855

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2016

The annual meeting of shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 17, 2016, at 5:30 p.m., for the following purposes:

1. To elect four directors to the class whose term will expire at the 2019 annual meeting of shareholders;

2. To vote on an advisory (non-binding) proposal to approve the compensation paid to our executive officers;

3. To ratify the selection of the independent registered public accounting firm of Berry Dunn McNeil & Parker, LLC as the Company’s external auditor for the fiscal year ending December 31, 2016; and

4. To transact such other business as may properly be brought before the meeting.

The close of business on March 21, 2016, has been fixed as the record date for determining holders of the Company’s common stock entitled to notice of, and to vote at, the annual meeting.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE
2016 ANNUAL SHAREHOLDERS MEETING

This proxy statement and our Annual Report to Shareholders for the year ended December 31, 2015 are available on the internet and may be accessed at https://www.iproxydirect.com/CMTV

By Order of the Board of Directors,

Corporate Secretary
Derby, Vermont
April 7, 2016

PLEASE SUBMIT YOUR PROXY PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE CARD TO VOTE YOUR SHARES VIA THE INTERNET, BY TELEPHONE (TOLL FREE), BY FAX, OR BY MAIL, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES BY SUBMITTING YOUR COMPLETED PROXY PROMPTLY.

PROXY STATEMENT INDEX

GENERAL VOTING INFORMATION ABOUT THE MEETING AND VOTING	1
SHARE OWNERSHIP INFORMATION	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
PROPOSAL 1 – ELECTION OF DIRECTORS	6
Incumbent Director and Nominee Qualifications	8
Directors’ Fees and Other Compensation	10
Directors’ Deferred Compensation Plan	11
Directors’ Retirement Plan	11
Director Compensation Table	11
Vote Required	12
CORPORATE GOVERNANCE	12
Director Independence	12
Board Leadership Structure and Risk Oversight	12
Board and Shareholder Meeting Attendance	13
Board Committees	13
Shareholder Communications with the Board	15
Compensation Committee Interlocks and Insider Participation	15
Transactions with Related Persons	15
AUDIT COMMITTEE REPORT	16
EXECUTIVE OFFICERS	17
Executive Officer Qualifications	17
COMPENSATION COMMITTEE REPORT	18
EXECUTIVE COMPENSATION	18
Executive Compensation Program Objectives and Risk Management Considerations	18
Summary Compensation Table	19
Officer Incentive Plan	19
Supplemental Retirement Plan for Executives	21
Retirement Savings Plan	22
Perquisites and other Personal Benefits	22
Health and Welfare Benefits	22
Change in Control Agreements	22
Potential Payments Under Change in Control Agreements	23
PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION	23
Vote Required	24
PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	24
Pre-Approval Required for Services of Independent Auditors	24
Fees Paid to Independent Auditors	25
Vote Required	25
ANNUAL REPORT	25
SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS	25
Bylaw Requirements for Shareholder Nominations and Other Proposals	25
Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals	26
Inclusion of Shareholder Proposals in Company Proxy Materials	26
OTHER MATTERS	27
VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE	27

COMMUNITY BANCORP.
4811 U.S. Route 5
Newport, Vermont 05855

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 17, 2016

This proxy statement is furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors of Community Bancorp. (the “Company,” “we,” “our” or “us”) for use at the annual meeting of shareholders and any adjournments of that meeting. The annual meeting will be held on Tuesday, May 17, 2016, at 5:30 p.m. at the Elks Club in Derby, Vermont. This proxy statement and related proxy card are first being sent to shareholders on or about April 7, 2016.

GENERAL VOTING INFORMATION ABOUT THE MEETING

Who is entitled to vote at the annual meeting?

Only holders of record of the Company’s common stock, $2.50 par value per share, on the record date for the meeting are entitled to vote at the meeting. The record date for the meeting is the close of business on March 21, 2016.

There are 25 shares of the Company’s Series A Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) outstanding. The holders of those shares are not entitled to vote on any matter to be presented for vote of the shareholders at the annual meeting.

How many shares are entitled to vote at the meeting?

As of the record date for the meeting (March 21, 2016), there were 4,994,888 shares of our common stock issued and outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the meeting.

How many votes do I have?

Each issued and outstanding share of the Company’s common stock that you hold of record or through a broker or other nominee is entitled to one vote on each matter presented for vote at the meeting.

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Shareholders’ Meeting. This year, for the first time, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the internet.  As a result, we have mailed a notice of availability of the proxy materials on the internet (which also constitutes a notice of meeting), rather than a full paper set of the proxy materials, to our shareholders, other than participants in the Company stock fund under our Retirement Savings 401(k) Plan.  The notice of availability includes instructions on how to access our proxy materials on the internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials by mail.  This distribution process will reduce the costs of printing and distributing our proxy materials and reduce paper waste.

How can I request a paper copy of the proxy materials?

We will mail a paper copy of the proxy materials and the Annual Report to Shareholders without charge to any shareholder to whom we sent a notice of availability who requests a paper copy.  If you received a notice regarding the internet availability of the proxy materials, you may request a paper copy by telephone (call toll free 1-866-752-8683); by faxing the notice of availability to 1-202-521-3464; by email (proxy@proxydirect.com, and include your control ID found on the notice of availability); or via the internet (https://www.iproxydirect.com/CMTV).

How can I access the proxy materials over the internet?

You can access the proxy material and the Annual Report to Shareholders by going to the following website: https://www.iproxydirect.com/CMTV.  In accordance with the rules of the SEC, the software used for the website does not identify visitors accessing the proxy materials.

How do I vote?

If you are a shareholder of record and you wish to vote by proxy, you have three ways to vote your shares: via the internet, by following the instructions at https://www.iproxydirect.com/CMTV; by using a touchtone telephone and calling 1-866-752-8683 (toll free in the United States); or, if you received a proxy card in the mail, by completing it and returning it in the return envelope provided or faxing it to 1-202-521-3464. If you do not wish to vote by proxy, you may vote your shares in person by written ballot at the meeting. You are a shareholder of record with respect to shares of Company common stock you own in your own name on the stock records maintained by our transfer agent, Computershare Investor Services LLC (“Computershare”).

How do I vote if my shares are held in the name of a broker or bank?

If you hold your shares through a broker or bank, your broker or bank should have given you instructions for how you can direct the voting of your shares. It will then be the responsibility of your broker or bank to vote your shares for you in the manner you direct. As explained below, unless you provide instructions, your broker will not have authority to vote your shares on Proposal 1 (Election of Directors) or Proposal 2 (Advisory Vote on Executive Compensation).

What are “broker non-votes”?

Under the rules of various national and regional securities exchanges, brokers may generally vote shares they hold for their customers in “street name” on routine matters, even without specific instructions from the beneficial owner, but cannot vote on non-routine matters unless they have received voting instructions. If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on the matter, while voting on other (i.e., routine) matters. The “missing” votes on non-routine matters are generally referred to as “broker non-votes” and may affect the outcome of the voting on certain matters.

Are the Proposals to be voted on at the annual meeting considered routine or non-routine for broker voting?

PROPOSAL 1 – ELECTION OF DIRECTORS (whether or not contested): non-routine, therefore voting instructions are required.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION: non-routine, therefore voting instructions are required.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS: routine, therefore voting instructions are not required.

It is important that you provide instructions to your broker promptly as to how you want your shares voted at the 2015 annual meeting on Proposals 1 and 2. We urge you to follow carefully the instructions your broker gives you concerning its voting procedures in order to ensure that your shares will be voted at the meeting on both of the proposals.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If you are a participant in the Company stock fund under the Company’s Retirement Savings 401(k) Plan, you will receive a voting instructions card to instruct the trustees of the Plan on how to vote the prorated number of shares in which you own an interest indirectly through the Plan. You may provide the instructions by completing the card and returning it by mail or by fax to Issuer Direct Corporation, our agent for tabulating the votes of Plan participants, or you may provide your voting instructions by telephone (toll free) or via the internet, as explained in the instructions on the proxy form. Your voting instructions are confidential. Issuer Direct Corporation will tabulate the votes of Plan participants and the Plan Trustees will then submit a single proxy card to the Company reflecting the aggregate voting instructions of all Plan participants. The Company is not informed about how individual participants voted on any item.

In order to ensure that your vote will be included in the vote totals transmitted to the Plan Trustees, your voting instructions must be received by Issuer Direct Corporation no later than the opening of business on May 10, 2016 if voting by mail or by fax, and 3:00 a.m. on May 10, 2016 if voting via the internet or by telephone.

What does it mean if I received more than one notice of availability?

If you received more than one notice of availability of these proxy materials, your shares are registered in different names (for example, “John Smith” and “J. Smith”) or are in more than one account. To ensure that all your shares are voted, you must submit a proxy with respect to each of your separate shareholder accounts. For instructions on how to register all your accounts in the same name and address, you should contact the Corporate Secretary at 802-334-7915 or our transfer agent, Computershare, at the contact location shown on the last page of this proxy statement.

Can I change my vote after submitting my proxy card or voting via the internet or by telephone?

Yes. If you submit a proxy for shares registered in your name by mail or vote those shares via the internet or by telephone and later decide that you wish to change or revoke your proxy, you may do so at any time before the proxy is exercised at the annual meeting, by

●	Giving written notice of revocation to Chris Bumps, Corporate Secretary, Community Bancorp., 4811 US Route 5, Newport, Vermont 05855; or
●	Voting in person after giving written notice of revocation of your proxy to the Corporate Secretary.

If you need to revoke an earlier proxy or if you have any questions about proxy voting procedures, please call the Corporate Secretary at 802-334-7915.

The last vote you submit will supersede all your prior vote(s).

If your shares are held through a broker or other nominee and you wish to change your vote, you should contact the broker or nominee for instructions. Similarly, if your shares are held in the Company’s 401(k) Plan and you wish to change your vote, you should contact Issuer Direct Corporation for instructions. Contact information for Issuer Direct Corporation is shown on the last page of this proxy statement.

What constitutes a quorum and how are votes counted for that purpose?

In order to convene the meeting, a quorum must be present, and in order to take action on any matter, a quorum must be present as to such matter. A majority (more than 50%) of the outstanding shares of the Company’s common stock, present in person or represented by proxy and entitled to vote, will constitute a quorum to convene the meeting and to take action as to each matter to be acted upon at the meeting. Shares represented by proxies (whether voted via the internet, by telephone or by mail) or ballots and voted on any of the three proposals (including those marked “WITHHOLD AUTHORITY” on Proposal 1 or “ABSTAIN” on Proposals 2 or 3) will be treated as shares present or represented at the meeting and entitled to vote for purposes of determining a quorum to convene the meeting and to vote on the particular proposal. Broker non-votes on Proposals 1 and 2, which are considered a non-routine matters for purposes of broker voting authority, will not be considered as shares present and entitled to vote in determining whether a quorum is present for any purpose. Broker proxies will be considered as shares present and entitled to vote in determining whether a quorum is present to convene the meeting and to vote on Proposal 3, which is considered a routine matter for purposes of broker voting authority.

How many votes are required for the election of directors (Proposal 1)?

Under our Amended and Restated Articles of Incorporation and bylaws, in order to be elected under Proposal 1 (Election of Directors) a nominee for director must receive the affirmative vote of the holders of at least a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes, if any, and shares represented by proxies or ballots marked “WITHHOLD” on Proposal 1, with respect to one or more individual nominees or the entire slate of nominees, will have the same effect on the outcome of the election as a vote against the nominees or slate of nominees, as the case may be.

How many votes are required to approve the advisory resolution on executive compensation (Proposal 2)?

Approval of the non-binding resolution on executive compensation will require that more votes are cast “FOR” than are cast “AGAINST” the proposal.  Votes to ABSTAIN” on Proposal 2 and broker non-votes, if any, are not treated as votes cast and, therefore, will not have any effect on the outcome of the vote on Proposal 2.

How many votes are required to ratify the selection of Berry Dunn McNeil & Parker, LLC (“BerryDunn”) as the Company’s independent auditor for 2016 (Proposal 3)?

Approval of BerryDunn as the Company’s independent auditor for 2016 will require that more votes are cast “FOR” than are cast “AGAINST” the proposal. Votes to “ABSTAIN” on Proposal 3 and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on Proposal 3.

How many votes are required to approve any other matter that may come before the meeting?

As of the date of this proxy statement, our management and directors do not know of any matter that may be put to a vote at the meeting other than Proposals 1, 2 and 3. If any such matter does arise and is not ruled out-of-order by the Chair, any shares represented by proxies may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law, in accordance with the recommendations of management. Under Vermont law, approval of any such other matter would ordinarily require that more votes be cast for the matter than against. Abstentions from voting and broker non-votes, if any, would not be treated as votes cast and therefore, would have no effect on the vote to approve any such other matter.

What is the Board of Directors’ recommendation on how I should vote my shares?

The Board recommends that you vote FOR Proposals 1, 2 and 3.

How will my shares be voted if I do not specify on my signed proxy card how they should be voted?

If you request a paper copy of the proxy materials and choose to vote by mail or by fax and you sign and return your proxy card but do not indicate how you want your shares to be voted, the persons appointed as proxies by the Board of Directors will vote your shares FOR approval of Proposals 1, 2 and 3, and in accordance with the recommendations of management on any other matter presented for vote at the meeting.

When will the vote results be announced?

The Company will appoint inspectors of election to count the votes on all proposals and any other matter voted on at the annual meeting, and the vote results will be announced at the meeting. The vote results will also be disclosed in a report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

How are proxies being solicited and who pays the expenses?

Proxies are being solicited via the internet and by mail. They may also be solicited by the Company’s directors and officers and by the directors, officers and employees of the Company’s wholly-owned subsidiary, Community National Bank. Those individuals may solicit proxies personally or by telephone or electronic communication but they will not receive any additional compensation for such efforts. In addition, the Company has arranged with brokerage houses, banks and other custodians, nominees and fiduciaries to send the proxy materials to their principals and will reimburse them for out-of-pocket expenses they incur in forwarding the materials.

May shareholders submit nominations for election as directors or for consideration of other matters?

Our bylaws include a process shareholders must follow if they wish to submit director nominations or propose other action for vote by the shareholders. The deadline for submissions relating to this year’s annual meeting was January 19, 2016. For next year’s annual meeting, the deadline under the bylaws for shareholder proposals and nominations is no earlier than November 20, 2016 and no later than January 18, 2017. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” This process applies whether or not a shareholder wishes to include the proposal in the Company’s proxy materials for the meeting.

In addition, the Corporate Governance/Nominating Committee of the Board of Directors will consider recommendations made by shareholders for possible board nominees. Additional information about this process is contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee.”

What is the deadline to submit a shareholder proposal for inclusion in the Company’s 2017 annual meeting proxy statement?

The rules provide a process (separate from the process in our bylaws discussed above) for shareholders to submit proposals for possible inclusion in the Company’s proxy materials. The deadline under SEC rules for submitting a proposal you wish to include in the Company’s 2017 annual meeting proxy statement is earlier than the general deadline under the bylaws for providing notice of proposals to the Company. The SEC rule deadline for the 2017 annual meeting is no later than December 9, 2016. Proposals may be excluded or included from the Company’s proxy materials based on applicable rules relating to eligibility, timeliness and subject matter. Additional information about this process is contained elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Inclusion of Shareholder Proposals in Company Proxy Materials.” This process is separate from, and in addition to, the process referred to above that is contained in our bylaws.

SHARE OWNERSHIP INFORMATION

The following table shows (i) the amount of our common stock beneficially owned by all of our incumbent directors, nominees and executive officers, individually and as a group, as of March 21, 2016, the record date for the meeting; and (ii) the amount of our common stock beneficially owned by all persons known to us who own beneficially more than 5% of our outstanding common stock.  None of our directors or executive officers owns any shares of the Company’s Series A preferred stock.  Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the common shares listed.

	COMMON STOCK
	Number of Shares Beneficially
	Owned and Percent of Class
	Number of Shares	Percent of Class
5% Shareholders
Anita G. Zucker (1)
c/o The Inter Tech Group, Inc.
4838 Jenkins Avenue
North Charleston, SC 29405	252,555	5.06%

Directors and Nominees
Thomas E. Adams (2)	27,734	.56%
Kathryn M. Austin (3)	37,430	.75%
David M. Bouffard	715	.01%
Charles W. Bucknam, Jr. (4)	3,000	.06%
Aminta K. Conant (5)	1,987	.04%
Jacques R. Couture (6)	24,899	.50%
Rosemary M. Lalime	57,184	1.14%
Patrick M. Malone	400	.01%
Stephen P. Marsh (7)	101,883	2.04%
Dorothy Mitchell	6,637	.13%
Fredric Oeschger	72,578	1.45%
James G. Wheeler, Jr.	1,769	.04%

Non-Director/Nominee Executive Officers
Louise M. Bonvechio (8)	5,864	.12%
Terrie L. McQuillen (9)	9,000	.18%

All Directors, Nominees & Executive Officers as a Group (14 in number) (10)	351,080	7.03%

(footnotes on following page)

(1)	Ms. Zucker’s shareholding are as of October 24, 2014, the date of the most recent available information, and the percentage calculation is based on shares outstanding on March 21, 2016.
(2)	Includes 11,545 shares held in an IRA for Mr. Adams’ benefit.
(3)
Includes 8,480 shares as to which voting and investment power is shared and 28,690 shares held indirectly, through participation in the Community Bancorp. stock fund under the Company’s Retirement Savings Plan (the “401(k) Plan”).

(4)	Includes 2,400 shares held by Mr. Bucknam jointly with his wife, as to which voting and investment power is shared.
(5)	Includes 250 shares held in a family trust as to which voting and investment power is shared.
(6)
Includes (i) 7,525 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; (ii) 2,901 shares held in an IRA for Mr. Couture’s benefit; and (iii) 2,910 shares held in an IRA for the benefit of Mr. Couture’s wife.

(7)
Includes (i) 28,556 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 72,425 shares indirectly owned by Mr. Marsh through his participation in the Community Bancorp. stock fund under the 401(k) Plan.  Of the shares listed, 29,058 are pledged as collateral for a loan with a nonaffiliated bank.

(8)	All such shares are held indirectly through participation in the Community Bancorp. stock fund under the 401(k) Plan.
(9)	Includes 8,500 shares held indirectly through participation in the Community Bancorp. stock fund under the 401(k) Plan.
(10)	Includes 47,211 shares as to which voting and investment power is shared and 115,479 shares held indirectly, through participation in the Community Bancorp. stock fund under the 401(k) Plan.

In addition, as of March 21, 2016, 607,319 shares (12.16%) of the Company’s issued and outstanding common stock were held in fiduciary or custodial capacity by the Company’s affiliated trust and investment management company, Community Financial Services Group, LLC (“CFSG”), including 435,740 shares, or 8.72%, held on behalf of the 401(k) Plan Trustees and participants. Participants in the Company stock fund under the 401(k) Plan, including the Company’s four executive officers, have the right to vote their proportionate share of the stock held in the fund. The 401(k) Plan Trustees do not generally vote shares of the Company’s common stock unless instructions are received from the participants. Similarly, CFSG does not vote shares of the Company’s common stock held in fiduciary capacity unless voting instructions are received from the beneficial owner.

Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company’s outstanding common stock, its only class of voting securities. The Company has no other authorized class of voting securities. The Company has outstanding 25 shares of Series A preferred stock, which are nonvoting except in very limited circumstances affecting the rights of the holders of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and executive officers, or written representations from them that no Forms 5 were required to be filed for 2015. Based solely on such review and except as otherwise disclosed in the next sentence, the Company believes that all Section 16 filing requirements applicable to its executive officers and directors for 2015 were timely complied with. During 2015, the initial Form 3 for Director Malone was not timely filed in addition to one Form 4 report for Director Conant and one Form 4 report for Director Malone, each relating to one transaction in the Company’s common stock by such Director, were not timely filed within the two business day filing due date for such reports.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Amended and Restated Articles of Association and our bylaws provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of twelve members and the Board has voted to fix the number of directors at twelve for the ensuing year. The incumbent directors whose terms expire at the 2016 annual meeting are Charles W. Bucknam Jr., Stephen P. Marsh, Patrick M. Malone and Fredric Oeschger and each has been nominated to stand for election to the class whose term will expire at the 2019 annual meeting (Proposal 1).

Unless authority is withheld, proxies we solicit will be voted in favor of the four nominees to hold a three year term of office or until their respective successors are elected and qualify. If for any reason not now known to the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than twelve, as the directors in their discretion may deem advisable.

The table below contains certain information concerning each of the nominees and the incumbent directors whose term of office will continue following the annual meeting. Additional biographical and background information about each of them follows the table, under the caption “Director Qualifications.”

		Director of
		Community Bancorp
Name and Age	Principal Occupation	Since (1)

Nominees (if elected) to serve until 2019 annual meeting:

Charles W. Bucknam, Jr., 72	Practice Manager	2008
	Bucknam & Black, P.C. (law firm)
	St. Johnsbury, VT

Stephen P. Marsh, 68	Chief Executive Officer and Board Chair,	1998
	Community Bancorp. and Community National Bank
	Newport, VT

Patrick M. Malone, 55	Owner, Malone Properties Inc.	2015(2)
	Property Investment, Management and Development
	Montpelier, VT

Fredric Oeschger, 69	President and Principal,	2009
	Fred’s Energy, Inc. and D&C Transportation, Inc.
	Derby, VT
	(plumbing and heating contractor and fuel oil, propane and petroleum distributor)

Incumbent Directors to serve until 2018 annual meeting:

Kathryn M. Austin, 58	President, Chief Operating Officer and Director,	2013
	Community Bancorp. and Community National Bank
	Newport, VT

David M. Bouffard, 58	Co-Owner,	2014
	Derby Village Store
	Derby, VT

Aminta K. Conant, 62	Business Consulting,	2006
	USA and Europe

Rosemary M. Lalime, 69	Owner and Partner,	1985
	Re/Max All Seasons Realty
	Newport, VT
	(real estate brokerage)

		Director of
		Community Bancorp
Name and Age	Principal Occupation	Since (1)

Incumbent Directors to serve until 2017 annual meeting:

Thomas E. Adams, 69	Owner,	1986
	NPC Realty Co., Inc.
	Holland, VT
	(real estate investment)

Jacques R. Couture, 65	Owner,	1992
	Dairy Farm/Maple Products
	Westfield, VT

Dorothy R. Mitchell, 71	Board Chair,	2006
	Vermont Student Assistance Corporation
	Winooski, VT

James G. Wheeler, Jr., 67	Attorney and Principal,	2011
	Downs Rachlin Martin PLLC
	St. Johnsbury, VT

(1)
Each person named in the table is also a director of Community National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank or its regional advisory boards.

(2)	Mr. Malone was appointed to the Boards of Directors of the Company and Community National Bank on September 22, 2015 to fill the vacancy created by the resignation of Peter J. Murphy.

Incumbent Director and Nominee Qualifications

As a community banking organization operating in a heavily regulated industry, we rely on our Board of Directors for knowledge of our local markets, business acumen and strategic vision. Each incumbent director and nominee lives or works (unless retired) in the markets we serve, and brings a unique background, perspective and set of skills to our Board. This provides our Board as a whole with a thorough understanding of our local markets, and significant competence and experience in a wide variety of areas, including corporate governance, real estate, insurance, building trades, real estate development, agriculture, energy and commodities, the law and business management. In addition, many of our directors are long-serving members of our Company and Bank Boards, whose past contributions and industry knowledge, judgment and leadership capabilities have benefited our Company over the years and through multiple economic cycles.

The information below summarizes each incumbent director’s or nominee’s specific experience, qualifications, attributes and skills that led our directors to conclude that the individual should serve on our Board. We also believe that in their professional lives and Board service, each has demonstrated adherence to high ethical standards and a strong commitment to service to the Company and our Board.

Thomas Adams – Tom has served as a director since 1986. At the time of his initial election, he was the President and CEO of Newport Plastics, where he had also served as the Chief Financial Officer for many years. He is the owner of NPC Realty and until his retirement in November 2010, was a real estate broker at Coldwell Banker All Seasons Realty (now Re/Max All Seasons Realty). In addition to his business interests, Tom served for several years on the board of North Country Hospital, including as Chairman of the Board and Treasurer. He currently serves on the Hospital’s Finance Committee and is a trustee of the Haskell Free Library and Opera House. Tom holds an accounting degree from the University of Vermont. He brings to the Board extensive business experience, familiarity with accounting procedures, and broad knowledge of the community. He is Chair of the Audit Committee and also serves on the Compensation Committee and on the Bank’s Human Resources Committee. He lives in Holland, Vermont.

Kathryn Austin – Kathy started with Community National Bank in 1980. She was promoted to her current positions of President and Chief Operating Officer of the Company and President of the Bank effective January 1, 2016.  She also continues to serve as the Bank’s Chief Operating Officer, a position she has held since January, 2014.  Previously, she served from 2011 as the Executive Vice President of both the Company and the Bank. Kathy was appointed to the Community National Bank Board of Directors in January, 2012 and was first elected to the Company’s Board at the 2013 annual meeting to serve the balance of a term ending in 2015. Kathy previously served as a Vice President of the Company and as Senior Vice President of the Bank from 2004 to 2011, responsible for the Bank’s Retail Banking, Human Resources and Marketing departments. Kathy’s many years of service to the Company in a variety of positions provides her with valuable insights into the Bank’s day-to-day operations, adding further depth and community banking expertise to the Board. Kathy is a graduate of the New England School of Banking at Williams College and the Stonier Graduate School of Banking at Georgetown University. In 2003, she received the Outstanding Community Banker Award presented by the Vermont Bankers Association. She currently serves as Chair of the North Country Health Systems Board of Trustees. Kathy lives in Morgan, Vermont.

David Bouffard –Dave is a life-long resident of the area and owns, with his wife Beth, the Derby Village Store in Derby, Vermont. Prior to purchasing the store in 2000, Dave was the Manager of the Grand Union grocery store in Newport. Dave has served on various local boards, and is a past Board Chair of North Country Hospital. His perspective as a small business owner and knowledge of our Orleans County market area add further depth to our Board. Dave serves on the Company’s Audit and Governance/Nominating Committees, and on the Bank’s Community Reinvestment Act (“CRA”) Committee. He lives in Newport, Vermont.

Charles Bucknam – Charlie is the former President, CEO and a director of LyndonBank and joined the Board in 2008 following our merger with LyndonBank. His career in the banking industry in Vermont spanned 36 years, including 17 years as a bank CEO. His deep familiarity with LyndonBank’s operations, personnel and customers has been and continues to be a great resource for the Board, as is his experience and knowledge of community banking generally. Charlie holds an MBA degree in finance from the University of Vermont. Charlie served as Assistant Headmaster for Finance (CFO) at Lyndon Institute until August 2015 and is currently Practice Manager at Bucknam & Black, P.C., a law firm in St. Johnsbury, Vermont. He serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. He lives in Walden, Vermont.

Aminta Conant – Minty is a successful business woman with experience running manufacturing facilities in Vermont, New Hampshire and North Carolina. She is currently a business consultant to companies across the United States and Europe. Previously, she served as the director of Lean Six Sigma programs for Lydall, Inc., an international manufacturing company listed on the New York Stock Exchange. Minty is a CPA and has an MBA degree, and brings to the Board not only her experience and knowledge of accounting, finance, and good business practices, but also her experience in working in a public company much larger than Community Bancorp. That perspective is a rarity for community bank directors and a real asset to the Board. She serves on the Audit and Compensation Committees and on the Bank’s Human Resources Committee. She has been a director since 2006, and prior to that served on our St. Johnsbury (now Caledonia County) Advisory Board. She lives in Barnet, Vermont.

Jacques Couture – Jacques is a dairy farmer and maple sugar maker, who runs a successful family farm and bed and breakfast in Westfield. He has served on numerous governmental, non-profit and industry-related boards, including the Westfield Select Board, the Vermont Maple Association and the Cooperative Insurance Company, among others. He brings relevant board experience and an agricultural perspective to our Board, where he chairs the Corporate Governance/Nominating Committee and also serves on the Bank’s Risk Management and CRA Committees. He has been a director since 1992, and prior to that served on our Troy Advisory Board. He lives in Westfield, Vermont.

Rosemary Lalime – Rosemary is our longest serving director, having been first elected to the position in 1985. She has been designated as our “outside” vice president (a tradition we have had at the Company for many years) and as our lead independent director to convene and run board meetings in the absence of management. A long time realtor in the area, and the owner and partner of Re/Max All Seasons Realty, Rosemary brings to the Board her extensive experience in real estate matters and her knowledge of properties and residents throughout our service area. She chairs the Compensation Committee and also serves on the Bank’s Human Resources and Risk Management Committees. She lives in Derby, Vermont.

Patrick Malone – Patrick is our newest director, having been appointed in September 2015 to fill the vacancy created upon the resignation of Peter Murphy. Patrick is the owner and manager of Malone Properties Inc., a real estate investment, management and development business based in Montpelier, Vermont.  In that capacity, he has gained extensive knowledge and experience with renovating, rehabilitating and managing industrial, commercial and office property in an important part of our market area.  That significant background in commercial real estate provides valuable insights and perspective to the Board.  Previously, Patrick owned and operated Windshield World and Woodbury Auto Sales. Patrick serves on the Compensation Committee and on the Bank’s Risk Management Committee and Human Resources Committee. He lives in Calais, Vermont.

Stephen Marsh – Steve is CEO and Board Chair of the Company and the Bank, and has served as a director of both entities since 1998. He served as President of the Company and the Bank from 2004 through the end of 2015, when Kathy Austin succeeded to that position for both entities.  Steve has served as CEO since his appointment in 2008 and as Chairman of the Board since 2011. He has been employed at the Bank since 1973 in various managerial capacities, including as CFO and Chief Operating Officer of the Company and the Bank. Steve also serves on the Board of Managers of our trust company affiliate, CFSG, and on the boards of several unaffiliated entities, including Associated Industries of Vermont, Housing Vermont, Inc., where he serves on the Executive Committee, and the University of Vermont Health Network (formerly Fletcher Allen Health Care). Steve’s in depth knowledge of our Bank and our local markets provides invaluable assistance and leadership to the Board in overseeing the Company’s affairs and strategic planning. He lives in Newport Center, Vermont.

Dorothy Mitchell – Dodie has been a director since 2006, prior to which she served as a member of our Central Vermont Advisory Board. She brings to the Board a variety of governance experience, primarily as a board member of several non-profit organizations, including serving as Chair of the Vermont Student Assistance Corporation. Dodie also previously served as the President of the Vermont Historical Society and as Co-Chair of the Vermont Historical Society Capital Campaign. As an active member of the community, she has extensive familiarity with the people and businesses in our central Vermont market area. Dodie serves on the Corporate Governance/Nominating Committee and on the Bank’s Risk Management and CRA Committees. She lives in Worcester, Vermont.

Fredric Oeschger – Elected to the Board in 2009, Fred is a prominent local businessman, with diverse business interests, including plumbing and heating, propane and fuel oil and commercial real estate. Fred is a longtime customer of the Bank and has extensive experience with commercial lending practices both here and elsewhere. He serves on the Audit and Compensation Committees and on the Bank’s Human Resources Committee. He lives in Newport, Vermont.

James Wheeler – Jake joined the Board on January 1, 2011 to fill the vacancy created upon the retirement of former Chairman Richard White. In addition to his service on our Board, he has been a guiding force with the Company’s trust company affiliate for many years, having served as a member of CFSG’s Board of Managers since its formation in 2002. Jake has practiced law in St. Johnsbury since 1974 with the state’s largest law firm, Downs Rachlin Martin PLLC, and has been a member of the firm since 1978. His practice focuses principally in the areas of corporate governance, transactions and financing; complex real estate acquisitions and financing; and trusts and estates. Jake received his undergraduate degree from Harvard University and his law degree from Boston University School of Law. He serves on the Boards of Directors of The Vermont Community Foundation and the Lyndon State College Foundation. Jake’s judgment and insight as a seasoned attorney provide a valuable addition to our Board. Jake serves on the Company’s Audit and Corporate Governance/Nominating Committees and on the Bank’s CRA Committee. He lives in East Burke, Vermont.

Information about our Board’s important role in the governance of our Company, including the Board’s committees, leadership structure and role in oversight of risks, is contained below under the caption “CORPORATE GOVERNANCE.”

Directors’ Fees and Other Compensation

Only the outside (non-employee) directors are paid for their service on the Boards of the Company and the Bank. All fees are paid in cash. The Company and the Bank do not pay any stock-based compensation to directors.

The schedule of fees in effect during 2015 for our nonemployee directors was as follows:

Company Director Fees		Bank Director Fees

Annual Retainer	$8,000	Annual Retainer	$8,000
Board Meeting Fee	375	Board Meeting Fee	375
Board Committee Meeting Fee	375	Board Committee Meeting Fee	375
Disclosure Control Committee Meeting Fee (1)	375	Local Advisory Board Meeting Fee (2)	375

(1)	At least one member of the Audit Committee attends the quarterly meetings of the Company’s Disclosure Control Committee, which reviews the Company’s periodic reports prior to filing with the SEC.
(2)
Each Bank director attends several meetings a year of the Bank’s local advisory boards. Mr. Marsh and Ms. Austin, as employee-directors, also attend local advisory board meetings but do not receive any fees for doing so.

This fee structure is designed to compensate our outside directors for attendance at Board meetings, as well as for the time they spend in activities directly related to their service on the Board for which they receive no additional compensation, such as attendance at the annual directors’ retreat and attendance at educational seminars or programs on pertinent banking or corporate governance topics.

Directors’ Deferred Compensation Plan

The directors may choose to defer current receipt of some or all of their Company or Bank director fees under the Company’s Deferred Compensation Plan for Directors. Deferrals are credited to a cash account that bears interest at the rate the Bank pays on a three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the director’s retirement, death or disability, or at an earlier or later date elected by the director. The director may choose to receive his or her deferrals and accumulated interest in a lump sum or monthly installments. Deferred fees and accumulated interest represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the Plan.

Directors’ Retirement Plan

Prior to 2005, the Company maintained a non-qualified retirement plan for the Company’s outside directors. Non-employee directors who served on the Board of the Company or the Bank for at least five years between 1994 and 2004 are entitled to receive upon retirement a lump sum payment of $1,000 for each year of Board service. For this purpose, service as a director of the Company and of the Bank during the same year is not counted separately. Following a re-evaluation of the Company’s benefit plans affected by IRC Section 409A, the Company terminated any further accruals under the plan for years after 2004 and Board fees were increased to compensate for the loss of this retirement benefit.

As of December 31, 2015, the total remaining accrued and unpaid benefit for all directors covered by the plan was $33,000. The participating directors are fully vested in their accrued benefits and would be entitled to payout of the full benefit upon retirement from the Board for any reason, regardless of age. Directors Adams, Couture, and Lalime each have an accumulated lump sum retirement benefit of $11,000. Accrued benefits do not earn interest, are not adjusted for inflation and will be paid out to participants when they retire from the Board. All benefit accruals under the plan represent a general unsecured obligation of the Company. No assets of the Company or the Bank have been segregated to satisfy the Company’s obligations under the plan.

Director Compensation Table

The table below shows the total compensation paid to each of our outside directors during 2015 for service on the Boards of the Company and the Bank:

2015 Director Compensation

	Fees Earned or	All Other Compensation
Name	Paid in Cash	(1)	Total

Thomas E. Adams	$25,750	$0	$25,750
David M. Bouffard (2)	26,125	1,522	27,647
Charles W. Bucknam, Jr.	25,000	913	25,913
Aminta K. Conant	26,875	3,045	29,920
Jacques R. Couture	25,000	0	25,000
Rosemary M. Lalime	25,000	0	25,000
Patrick M. Malone (3)	6,250	0	6,250
Dorothy R. Mitchell	25,570	1,634	27,384
Peter J. Murphy (4)	17,625	0	17,625
Fredric Oeschger	21,750	0	21,750
James G. Wheeler, Jr.	25,750	936	26,686

(1)
Represents mileage reimbursement. Does not include earnings on directors’ fees deferred under the Directors’ Deferred Compensation Plan because interest on those amounts is not accrued at a preferential (above market) rate.

(2)	Mr. Bouffard was reimbursed for out of pocket expenses incurred while attending a Director Educational Conference.
(3)	Mr. Malone was appointed to the Boards of the Company and the Bank on September 22, 2015.
(4)	Mr. Murphy resigned from the Boards of the Company and the Bank on September 10, 2015.

Vote Required

Election of a nominee for director will require the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. A vote to “WITHHOLD AUTHORITY” as to a nominee will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT INCUMBENT DIRECTORS BUCKNAM, MARSH, MALONE AND OESCHGER TO A THREE YEAR TERM.

CORPORATE GOVERNANCE

Director Independence

The primary responsibility of the Board of Directors is to provide objective, independent judgment in its management oversight function, and our Board’s composition reflects that principle. Although the Company’s common stock is not listed on NASDAQ, our Board uses the definition of independence contained in the NASDAQ listing standards in its annual evaluation of Board member independence. Under current NASDAQ standards, a director is considered independent if he or she is not an officer or employee of the Company or the Bank and does not have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Under NASDAQ standards, a director of the Company is not considered independent if he or she:

●	has been employed in any capacity by the Company or the Bank during the past three years;
●	has accepted, or has a close family member who accepted, any payments from the Company or the Bank in excess of $120,000 in any consecutive twelve-month period during the last three years, except for
●	payments relating to ordinary loan or deposit relationships with the Bank
●	compensation for Board service
●	compensation paid to a close family member who is not an executive officer of the Company or the Bank
●	certain retirement benefits or non-discretionary compensation and
●	payments arising solely from investments in the Company’s common stock;
●	has a close family member who, during the past three years, was an executive officer of the Company or the Bank;
●
has been a principal, or has a close family member who was a principal, of any organization to which the Company made or from which it received payments, in any of the past three years, that exceeded the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity;

●
has been an executive officer of any other entity, or has a close family member who was an executive officer of any other  entity, where any of the Company’s executives serves on that other entity’s compensation committee; or

●	has been, or had a family member who was, a partner or employee of the Company’s independent auditor at any time during the last three years.

In determining whether a director or nominee for director is independent, the Board considers all relevant facts and circumstances and may consider a director or nominee not to be independent even if none of the disqualifying factors listed above applies. However, if any of the above disqualifying factors apply, a director or nominee will not be considered independent.

Based on the information available to it, the Company’s Board of Directors has determined that each of the incumbent directors is independent within the meaning of the listing standards of NASDAQ, except for Chief Executive Officer (CEO) and Board Chair Stephen Marsh and President and Chief Operating Officer (COO) Kathryn Austin, who are executive officers of the Company and the Bank, and director Jacques Couture, who is the brother of Company Treasurer and Bank Senior Vice President and Chief Financial Officer (CFO), Louise Bonvechio.

Board Leadership Structure and Risk Oversight

Our Board of Directors believes that each business is unique, and that therefore, the appropriate board leadership structure will depend upon each company’s unique circumstances and needs at the time. The positions of Board Chair and CEO of the Company generally have been held by the same individual. However, the Board may sometimes choose to alter this pattern temporarily to facilitate a smooth management succession, as occurred during 2008-2010. The Board believes that the temporary division of the CEO and Board Chair positions during a phased management succession contributes to the smooth transition of the Company’s top executive leadership position, while at the same time ensuring that the outgoing CEO’s valuable experience, judgment and service would remain available to the Company during the transition period.

The Board believes that the Company has been well served over the years by a leadership structure guided by the Corporate Governance/Nominating Committee that includes a Board Chair with in-depth managerial and operational knowledge of the banking industry and the Company’s business. This structure fosters clear accountability, efficient and effective decision-making and focus on strategic priorities. The Board also believes this structure helps to facilitate the efficient and timely flow of information between management and the Board.

While the Board of Directors believes that having the position of Board Chair held by the CEO is conducive to our Company’s efficient operation and strategic development, the Board is also mindful of its obligation to provide independent oversight of management. In order to enhance its oversight function, the Board has created the position of lead independent director, which is currently held by long-serving director Rosemary Lalime. The lead director presides over executive sessions of the independent directors. The Board believes that this structure strikes an appropriate balance by providing for both a Board Chair with extensive executive experience with the Company and knowledge of its operations, and a lead director to help ensure that the Board provides independent oversight and perspective.

While risks are inherent in any business, effective management of those risks can contribute significantly to the ultimate success of an enterprise. As a community banking organization, we face a number of risks, including general and local economic risk, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, is responsible for the general oversight of risk management. In order to identify and manage the Company’s risks more effectively, the Risk Management Committee of the Bank’s Board of Directors is provided with a detailed review and analysis of the risks facing the Company on a quarterly basis. This facilitates the Committee’s oversight role by providing the Committee members with information on the enterprise-wide risk program framework and on the Company’s methods of identifying, monitoring, managing and controlling risks.

Other Board committees also contribute significantly to the Board’s oversight role in risk management. In particular, the Audit Committee plays an important role in monitoring and assessing our financial, legal and organizational risks and at least one member of the Committee sits on the Company’s Disclosure Control Committee which reviews our periodic reports under the Securities Exchange Act prior to filing with the SEC. The Compensation Committee monitors and assesses risks associated with our compensation policies and practices, including the establishment of appropriate incentives that do not encourage excessive risk-taking. The Board’s Corporate Governance/Nominating Committee contributes to risk mitigation by its formulation of the Company’s corporate governance policies, which help to establish a “tone at the top” that values and encourages diligence, honesty and integrity in the conduct of the Company’s business. Committees of the Bank’s Board of Directors, in addition to the Risk Management Committee referred to above, also contribute to the Company’s risk management program.

Board and Shareholder Meeting Attendance

The Company’s Board of Directors held four regular meetings and four special meetings during 2015. Each incumbent director attended at least 75% of the aggregate of all Company Board meetings and meetings of Company Board committees on which he or she served during the year. All Company directors also attended meetings of the Bank’s Board, which meets more frequently than the Company’s Board, and meetings of its committees on which they serve.

All directors are encouraged and expected to attend the annual shareholders meeting. All of the Company’s directors attended the 2015 annual meeting, except for Mr. Couture, who was unable to attend due to an extended vacation.

Board Committees

The Board of Directors has established three standing committees to help it in fulfilling its responsibilities: Audit; Compensation; and Corporate Governance/Nominating. Members of the committees are nominated by the Corporate Governance/Nominating Committee and appointed by the Board. All members of the three standing committees are considered to be independent under the NASDAQ standards described above other than Director Jacques Couture, the Chair of the Corporate Governance/Nominating Committee, who is not considered independent under NASDAQ standards due to his sibling relationship with Company Treasurer, and Bank Senior Vice President and CFO Louise Bonvechio. Additional information about each of the three standing committees is set forth below.

Compensation Committee. The responsibilities of the Company’s Compensation Committee include reviewing and making recommendations to the Board of Directors concerning the compensation of the Company’s executive officers and directors, establishing performance goals under the Officer Incentive Plan and approving matters relating to other compensation plans. A report of the Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption “COMPENSATION COMMITTEE REPORT.”

The members of the Compensation Committee are Rosemary Lalime (Chair), Thomas Adams, Aminta Conant, Fredric Oeschger, and Patrick Malone. During 2015, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance environment of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and its committees, coordinates evaluation of Board and committee performance, makes recommendations as to the structure of Board meetings and flow of information to the Board, reviews Board compensation and reviews and makes recommendations as to the size, structure, composition and functions of the Bank’s regional advisory boards.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it has established minimum criteria for Board nominees. The Committee believes it would be desirable for a Board candidate to possess the following characteristics:

●
have experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Committee deems appropriate;

●	be a shareholder of the Company;
●	be willing and able to devote full interest and attendance to the Board and its committees;
●	bring business to the Company and its trust company affiliate, CFSG, including personal, business and investment accounts;
●	help develop business and promote the Company and its subsidiary and affiliate throughout our service area;
●	provide advice and counsel to the Board and senior management;
●	bring a diversity of interests to the Board as evidenced by participation in community, charitable or other similar activities;
●	have the ability to serve at least seven years before reaching the mandatory retirement age; and
●	maintain integrity and confidentiality at all times.

The Nominating/Corporate Governance Committee does not currently have a formal diversity policy. However, the Committee and the Board believe that it is important and desirable for the Board to include members with diverse business experience, backgrounds and viewpoints. In considering candidates for the Board, the Committee reviews their particular qualifications, strengths and attributes individually and in relation to the Board as a whole, with the aim of complementing and strengthening the overall composition of the Board.

Evaluation of external candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest after initial consideration by the Committee, additional information about her/him will be obtained through inquiries to various sources and, if warranted, interviews.

The Committee will consider prospective nominees recommended by shareholders. Any shareholder wishing to recommend a person for consideration as a Board nominee should submit to the Committee the same information that would be required under the Company’s bylaws if the shareholder sought to make a nomination from the floor at the annual meeting. The required information is described elsewhere in this proxy statement under the caption “SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS—Bylaw Requirements for Shareholder Nominations and Other Proposals.” The Committee uses the same criteria for evaluating candidates recommended by shareholders as it does for those proposed by Board members or management.

The members of the Corporate Governance/Nominating Committee are Jacques Couture (Chair), David Bouffard, Charles Bucknam, Dorothy Mitchell and James Wheeler. During 2015, the Committee met two times. The Committee’s charter is available on the Company’s website at www.communitybancorpvt.com.

Audit Committee. The Audit Committee, which operates under a written charter, oversees the Company’s accounting and financial reporting process, internal controls and audits. The Audit Committee consults with management, the internal auditors and the independent auditors on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Committee appoints, evaluates and retains the Company’s independent auditors. It has responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee has similar authority regarding selection and oversight of the Company’s internal auditor. In addition, the Audit Committee pre-approves all services provided by the independent auditors, including both audit and permitted non-audit services. Those services and fees are described elsewhere in this proxy statement under the caption “PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS—Fees Paid to Independent Auditors.” The Committee is also involved in the review of the Company’s periodic reports filed with the SEC, including participation by one of its members in the meetings of the Company’s Disclosure Control Committee.

The Audit Committee has established so-called “whistleblower procedures” for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. These complaint procedures, as well as the Audit Committee’s charter, are posted on the Company’s website at www.communitybancorpvt.com.

Under SEC rules, companies must disclose whether at least one member of the Audit Committee qualifies as a “financial expert.” As defined by the SEC, the concept of financial expert is heavily focused on individuals who have prepared or audited public company financial statements or have had similar management experience or responsibility for others performing those or comparable functions. Given the Company’s rural market area and the limited number of public companies in it, the Board has not deemed it advisable to require that the Audit Committee include a person qualifying as a financial expert under this definition. The Board has considered the business experience, past performance as a Board and/or Audit Committee member and other qualifications of each of the members of the Audit Committee and has concluded that each of them has demonstrated that he or she is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating the Company’s financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions. Given the business experience and acumen of each of the members of the Audit Committee, the Board believes that each of such persons, although not a “financial expert” under the SEC definition, is nevertheless qualified to carry out all of the duties and responsibilities of a member of the Company’s Audit Committee.

The members of the Audit Committee are Thomas Adams (Chair), David Bouffard, Aminta Conant, Fredric Oeschger and James Wheeler.  All members of the Audit Committee are considered independent directors under the applicable NASDAQ standard.  During 2015, the Committee met four times.  A report of the Audit Committee is set forth elsewhere in this proxy statement under the caption “AUDIT COMMITTEE REPORT.”

Shareholder Communications with the Board

The Board welcomes communications from shareholders on matters relating to the Company’s business operations and corporate governance. Shareholders may communicate with the Board, or its committees or individual directors, by writing to the following address: Board of Directors [or Board Committee or name of individual director]—Shareholder Communications; c/o Corporate Secretary, Community Bancorp.,4811 US Route 5, Newport, Vermont 05855. The Corporate Secretary will forward communications to the Board or appropriate committee or individual director.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Related Persons

Director Fredric Oeschger is the President and principal shareholder of Fred’s Energy (formerly Fred’s Plumbing and Heating, Inc.), a plumbing and heating contractor and fuel oil distributor based in Orleans, Vermont, from which the Company and the Bank purchase plumbing and heating services and heating oil, on arm’s length terms.

Director James Wheeler, Jr. is a member of the law firm Downs Rachlin Martin PLLC, which performs various legal services for the Company and the Bank, on arm’s length terms.

Former director Peter Murphy is the President and a principal of Murphy Realty Co., Inc., a commercial real estate development firm.  Murphy Realty Co., Inc. owns the Price Chopper Supermarket premises in St. Johnsbury at which Community National Bank leases space for a branch office, on arm’s length terms.

Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, and except as disclosed below, do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Community National Bank has loans to two related commercial enterprises in which Director Patrick Malone is a 35% equity owner. The aggregate outstanding principal balance of the two loans as of March 21, 2016 was $3,334,865, consisting of a commercial real estate loan with an outstanding balance of $2,597,629 and a commercial line of credit with an outstanding principal balance of $737,237.  During 2015, the largest aggregate outstanding balance on the commercial real estate loan was $2,683,538, and payments of principal and interest on such loan were $85,910 and $141,574, respectively; and the largest aggregate outstanding balance on the commercial line of credit was $737,237, and payments of principal and interest on such line were $0 and $35,852, respectively.  Director Malone has personally guaranteed repayment to the Bank of 35% of each of the two loans.  Due to unforeseen difficulties, the borrower entities are no longer able to service their indebtedness as originally scheduled and are in the process of selling the loan collateral to pay off the loans in full; these difficulties resulted in a downgrade of the Bank’s internal risk rating of the loans in 2016. The borrowers and guarantor Malone are working cooperatively toward an agreement that results in the collateral sale and full repayment of the loans.  The collateral consists primarily of real estate and equipment.  The loans are cross-collateralized, with collateral coverage considered by the Bank to be protective.  No loss is expected on either loan.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors, each of whom meets applicable NASDAQ standards for independence. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those statements.

Among other things, the responsibilities of the Audit Committee include selecting an accounting firm to be engaged as the Company’s independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company’s management, the Company’s internal auditor and its independent registered public accounting firm, regarding the following matters:

●	the plan and budget for, and the independent auditors’ report on, the audit of the Company’s financial statements;
●	the Company’s financial disclosure documents, including financial statements and reports filed with the SEC or sent to shareholders;
●	changes in the Company’s auditing and accounting practices, principles, controls or methodologies, or in the Company’s financial statements;
●	significant developments in auditing and accounting rules;
●	the adequacy of the Company’s internal auditing controls, and its accounting, financial and auditing personnel; and
●	the establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

In the Fall of 2013, the Committee solicited bids for a multi-year proposal for external audit services and, after a review of the proposals, selected Berry Dunn McNeil & Parker, LLC (“BerryDunn”). BerryDunn has served as the Company’s registered public accounting firm since 2003 and is providing such services for 2016.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for the year ended December 31, 2015. First, the Committee discussed with BerryDunn those matters BerryDunn communicated to and discussed with the Committee under Auditing Standard No.16 (Communication with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed with, and received a letter from, BerryDunn concerning their independence from the Company and its management as required by Public Company Accounting Oversight Board Rule 3526, regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. This discussion and disclosure informed the Committee of BerryDunn’s independence and assisted the Committee in evaluating such independence. The Committee also considered applicable auditor independence standards under the Sarbanes-Oxley Act and related regulations of the Securities and Exchange Commission. Finally, the Committee reviewed and discussed the Company’s financial statements with the Company’s management.

Based on the discussions with BerryDunn, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company’s 2015 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee has established procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. No such complaints or concerns were received in 2015.

Submitted by the Community Bancorp.
Audit Committee,

Thomas E. Adams, Chair
David M. Bouffard
Aminta K. Conant
Fredric Oeschger
James G. Wheeler, Jr.

EXECUTIVE OFFICERS

Our executive officers are appointed by the Board of Directors to hold office at the discretion of the Board and may be removed at any time by the Board with or without cause. The names, ages and current titles with the Company and the Bank are listed in the following table:

Name and Age	Current Position(s) with the Company and the Bank

Stephen P. Marsh, 68	Chief Executive Officer, Board Chair and Director, Community Bancorp. and
Community National Bank (1)

Kathryn M. Austin, 58	President, Chief Operating Officer and Director, Community Bancorp. and
Community National Bank (1)

Louise M. Bonvechio, 55	Treasurer, Community Bancorp. and Senior Vice President and Chief Financial
Officer, Community National Bank

Terrie L. McQuillen, 53	Vice President, Community Bancorp. and Senior Vice President and Chief Credit
Officer, Community National Bank

(1)  Ms. Austin’s appointment as President of the Company and the Bank and Chief Operating Officer of the Company became effective on January 1, 2016

Executive Officer Qualifications

Additional information about the background, qualifications and years of service of Mr. Marsh and Ms. Austin is set forth above under the caption “PROPOSAL 1 – ELECTION OF DIRECTORS – Incumbent Director and Nominee Qualifications.” Set forth below is additional information about the background and qualifications of the Company’s other two executive officers:

Louise Bonvechio – Louise became an executive officer of the Company in 2008 when she was appointed as its Treasurer. Since January, 2011, she has also served as the Bank’s Senior Vice President and since 2008 as its Chief Financial Officer. In her 23 years with the Bank, she has held a number of other positions, including serving as the Bank’s Vice President and Cashier from 2004 to 2008, as the Bank’s Controller in 2003 and as Assistant Finance Officer in 2002. Louise holds an Associate Degree in Accounting and has received diplomas in general banking and finance, including from the New England School of Financial Studies at Babson College.

Terrie McQuillen – Terrie became an executive officer of the Company in 2008 when she was appointed as its Vice President. Since January, 2011, Terrie has also served as the Bank’s Senior Vice President and Chief Credit Officer. In her 23 years of employment with the Bank, she has served in various other capacities, including as the Bank’s Senior Vice President – Loan Administration between 2004 and 2011 and as its Compliance and Bank Secrecy Officer in 2004 and 2005. Terrie is a graduate of the Graduate School of Banking at Colorado and of the New England School of Banking at Williams College.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and makes recommendations to the full Board of the Bank on all compensation and benefits issues relating to the CEO and other executive officers of the Bank. No separate compensation is paid to such individuals for their service as executive officers of the Company.

As CEO, Mr. Marsh made recommendations to the Committee with respect to the 2015 compensation of the other executive officers, including Ms. Austin, Ms. McQuillen and Ms. Bonvechio, which were acted on by the Committee and recommended to the full Board.

The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual’s performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank’s performance. (The Bank’s Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

In Mr. Marsh’s case, the Board’s annual review process included consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, and regulatory matters. The Board also undertook its own evaluation of Mr. Marsh, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance. The Committee’s evaluation resulted in an excellent performance rating for Mr. Marsh in 2015.

The annual review and adjustment (if any) of executive officer salaries takes place at mid-year. The salary of Mr. Marsh was increased from $300,000 to $310,000, effective July 1, 2015. Also as of that date, Ms. Austin’s base salary was increased from $182,000 to $189,000, and Ms. McQuillen’s base salary was increased from $148,000 to $152,500.

A total of $202,855 was paid in February, 2016, to the Executive Officers for 2015 performance under the Bank’s Officer Incentive Plan, pursuant to awards to Mr. Marsh, Ms. Austin, Ms. McQuillen and Ms. Bonvechio.

Submitted by the Community Bancorp.
Compensation Committee,

Rosemary M. Lalime, Chair
Thomas E. Adams
Aminta K. Conant
Patrick M. Malone
Fredric Oeschger

EXECUTIVE COMPENSATION

The executive officers of the Company did not receive any compensation for services rendered to the Company in 2015 and prior years, but did receive compensation for services rendered in their capacities as executive officers of the Bank. Accordingly, references in this proxy statement to the Company’s executive compensation program relate to the Bank’s executive compensation practices and objectives.

Executive Compensation Program Objectives and Risk Management Considerations

The key objectives of the Company’s executive compensation programs are: to support and drive business objectives and strategies; to reward competent stewardship of the enterprise; to provide a cost-effective, competitive total compensation package that enables the Company to attract and retain qualified executives for leadership roles; and to motivate and reward these executives for creating value for the Company and its shareholders. The cash incentive bonus program, in particular, is intended to reward exceptional financial performance of the Company, while at the same time ensuring consequences for below-average performance. In making compensation decisions about the executive officers, the Compensation Committee and the Board have traditionally placed emphasis on the overall performance of the Company rather than on individual performance targets, in order to foster an attitude of team spirit and shared goals among our executives.

In establishing the overall compensation program for employees, including the executive officers, the Compensation Committee and the Board are mindful of the potential implications for enterprise risk management. The Committee and Board believe that the Company’s compensation practices, which for executives are heavily weighted to fixed salary, do not create any material adverse risks to the Company. In addition, the short-term incentive program is focused largely on Bank-wide performance, which encourages overall achievement of annual goals rather than individual or business line performance, and includes a recoupment provision which discourages inappropriate risk-taking that might lead to improper financial reporting.

Summary Compensation Table

The following table summarizes annual compensation earned in 2015 and 2014 for services rendered in all capacities to the Company and the Bank by the CEO and the Company’s two other most highly-compensated executive officers.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (2)	Total

Stephen P. Marsh,	2015	$305,000	$78,215	$53,274	$436,489
President, CEO and Board Chair, Community Bancorp. and Community National Bank	2014	$295,000	$94,384	$49,675	$439,059

Kathryn M. Austin,	2015	$185,500	$47,686	$37,716	$270,902
Chief Operating Officer, Executive Vice President and Director, Community Bancorp. and Community National Bank	2014	$178,500	$57,260	$36,998	$272,758

Terrie L. McQuillen,	2015	$150,250	$38,477	$32,650	$221,377
Vice President, Community Bancorp.; and Senior Vice President and Chief Credit Officer, Community National Bank	2014	$145,000	$46,563	$29,264	$220,827

(1)	Amounts shown include voluntary salary deferrals under the Company’s Retirement Savings (401(k)) Plan.
(2)	Represents cash bonuses earned under the Officer Incentive Plan with respect to the 2015 and 2014 annual performance periods, respectively, and paid in February of the following year.
(3)
Amounts shown include discretionary profit-sharing contributions under the Retirement Savings Plan as follows: For 2015 Mr. Marsh, $34,375, Ms. Austin, $28,681 and Ms. McQuillen, $26,441; and for 2014: Mr. Marsh, $32,346, Ms. Austin, $28,680, and Ms. McQuillen, $23,483. Also includes (i) matching employer 401(k) contributions under the Plan; (ii) the taxable portion of employer-provided term life insurance benefits in excess of $50,000; and (iii) for Mr. Marsh, includes the taxable fringe benefit for personal use of a bank-owned automobile.

Officer Incentive Plan

The Bank maintains an Officer Incentive Plan for designated executive officers and for other officers and exempt employees, including employees whose compensation is commission-based. Each executive officer, non-executive officer and qualifying exempt employee having at least one year of service is eligible to participate in the plan. There are two separate incentive payment components under the plan, one for designated executive officers and another for all other officers and participating exempt employees.

Executive Officers. Under the executive officers portion of the plan, designated executive officers are eligible to earn a cash bonus equal to a percentage of salary based on attainment of annual weighted performance criteria approved by the Board upon recommendation of the Compensation Committee. Cash bonus awards for the 2015 performance period were based on a combination of (1) the Bank’s September 30 rating issued by IDC Financial Publishing, Inc. (“IDC”), an industry-wide recognized ranking service, (2) return on average assets, (3) the ratio of non-performing loans as percentage of average loans, (4) the ratio of overhead expense as a percentage of average assets, and (5) a subjective individual performance evaluation by the Board of Directors of the Company. The plan includes threshold, target and “stretch” benchmarks for each performance measure, and those measures are assigned percentage weights in the overall bonus calculation.

The actual amount of bonus earned is determined by applying a “multiplier” to the target award. The multiplier is determined by the extent to which the various performance goals were achieved during the annual performance period. The following table summarizes the 2015 performance measures and actual results used in calculating executive officer bonuses with respect to 2015 performance:

Criteria/Weight	Threshold	Target	Stretch	Actual	Earned	Multiplier

Return on Average Assets/30%	≥ to .90%	≥ .95%	≥ 1.05%	0.90%	40%	12.00%
Percentage reward	40.000%	100.000%	150.000%

I.D.C Rating /25%	Average	Excellent	Superior	Excellent	148.57%	37.14%
Percentage reward	40.000%	100.000%	150.000%	199

Board Subjective Evaluation/20%	0.00	3.00	5.00	4.50	137.50%	27.50%
Percentage reward	40.000%	100.000%	150.000%

Overhead Expense as a % of
Average Assets/15%	3.30%	3.20%	3.05%	3.16%	113.33%	17.00%
Percentage reward	40.000%	100.000%	150.000%

Non-Performing Loans as a % of
Average Loans/10%	1.75%	1.00%	0.25%	1.34%	72.80%	7.28%
Percentage reward	40.000%	100.000%	150.000%

Totals = 100.000%						100.92%

The IDC rating, which constitutes one of the performance criteria, takes into account the Bank’s financial performance and risk profile in areas of asset quality, capital, margins, earnings and liquidity. For the twelve months ended September 30, 2015, the Bank earned the IDC rating of “Excellent.” Use of a September 30 rating rather than a year-end rating permits the Company to calculate and pay out the executive officer bonuses consistent with Internal Revenue Code Section 409A, added by the American Jobs Creation Act of 2004, penalizing bonuses paid later than 2-1/2 months following the end of the calendar year in which the related services were rendered.

For 2015, the fixed percentage of salary defining the target award for each of the four executive officers was 25% and the multiplier applied to that salary percentage, based on achievement of 2015 performance targets, was 100.92%, resulting in a bonus of 25.23% of base salary for each of the four executive officers.  The following table shows the bonuses paid under the plan to the three executive officers named in the Summary Compensation Table for services rendered in 2015.

Name	Target Award (1)	Multiplier	Bonus (2)

Steve Marsh	$77,500	100.92%	$78,215
Kathy Austin	$47,250	100.92%	$47,686
Terrie McQuillen	$38,125	100.92%	$38,477

Total			$164,378

(1)	25% of base salary at the rate in effect on December 31, 2015.
(2)	Earned for 2015 services and paid in February, 2016.

For the 2014 performance period, the target award for each of the four executive officers was 25% of salary and the applicable multiplier, based on actual attainment of the applicable weighted performance criteria, was 125.85%, resulting in the following bonuses: Mr. Marsh, $94,388; Ms. Austin, $57,262; and Ms. McQuillen, $46,565. Incentive bonuses paid to the three executive officers named in the Summary Compensation Table for services rendered in 2015 and 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the Table.

The Compensation Committee periodically reviews the allocation percentages, performance tiers, performance criteria and weightings, and may recommend changes for approval by the Bank’s Board of Directors. The Company’s Board of Directors, in its discretion and in consultation with the Compensation Committee, designates participating executive officers and establishes annually minimum performance targets as well as performance criteria used to determine the incentive bonus pool.

The Plan includes a recoupment provision, which provides that if the Company restates its financial statements, any current or former executive officer who received bonus compensation under this Plan may be required to reimburse the Company with respect to any bonus compensation paid within the preceding three years. Any such reimbursement shall not exceed the amount by which the bonus compensation paid to the executive officer exceeds the amount of bonus compensation (if any) that would have been paid if it had been based upon the financial statements as restated.

Other Officers and Exempt Employees. The Company creates a separate incentive bonus pool under the plan for officers (other than executive officers) and qualifying exempt employees using performance criteria similar to those for executive officers. The target amount of the bonus pool is based on a percentage of the Bank’s net income (1.51% for 2015 and 1.89% for 2014), with a multiplier applied to the target amount, based on the extent to which the specified performance measures were actually achieved during the annual performance period. The resulting bonus pool is generally allocated among participants based on job title and responsibilities. Several officers (but not the executive officers) are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are accounted for in the allotment of shares in the incentive pools and are paid in addition to incentive payouts described above.

Distributions from this pool are ordinarily payable in February for services rendered during the preceding fiscal year.

Supplemental Retirement Plan for Executives

The Company maintains a non-qualified Supplemental Retirement Plan designed to provide an annual retirement benefit for the participating executive officer approximating 75% of the average annual bonus earned by the participant for the five highest years of bonus compensation in the ten years before retirement (“Replacement Benefit”). This benefit, combined with the projected benefits under the Company’s Retirement Savings Plan, is intended to approximate the benefit that the participant would have been entitled to under the Company’s now terminated defined benefit pension plan. During 2008, the Supplemental Retirement Plan was amended in certain respects to comply with Internal Revenue Code Section 409A. President and CEO Stephen Marsh is currently the only remaining active participant in the plan.

Under the plan, the Company makes an annual credit to the participant’s account in an amount equal to the level annual deposit that would be required to be made for each year up to his normal retirement date (at attainment of age 65), in order to pay an annual estimated benefit amount approximately equal to the Replacement Benefit. Calculation of the required annual deposit is based on a 6% discount rate, the officer’s remaining years to retirement, and payment of the annual benefits in the form of a 240 month annuity. For this purpose, the estimated Replacement Benefit is calculated based on 75% of the average annual bonus compensation earned by the participant for the highest five years during the ten years preceding the calculation date.

Benefits under the plan are payable at retirement at or after age 65, or upon earlier disability, in accordance with the participant’s election, in a lump sum or in substantially equal installments over the participant’s projected life expectancy. If the participant dies before receiving all payments due, the remaining payments will be paid to the participant’s designated beneficiary. If the participant dies before benefit payments have commenced, the accrued benefit will be paid out to his designated beneficiary over the beneficiary’s projected life expectancy. A participant with at least ten years of service who retires early (before age 65) is entitled to receive his accrued plan benefit on or after attainment of age 55. The estimated accrued lump sum early retirement benefit as of December 31, 2015 for Mr. Marsh, who has satisfied the age and service requirements for full retirement benefits, was $575,663. Although benefit accruals are held in a special-purpose trust, those funds remain available to satisfy the claims of the Company’s creditors.

Retirement Savings Plan

Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries’ Retirement Savings Plan. The plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred or after-tax (ROTH) basis. The 401(k) plan maximum per participant contribution limit for 2015 was $18,000 ($24,000 for participants age 50 and older) and is unchanged for 2016. During 2015 the Company matched 50 cents for each dollar of compensation deferred, up to 5% of compensation. This same matching contribution percentage is in effect for 2016. The plan also provides for discretionary profit sharing contributions by the Company. During 2015 and 2014, each of the three executive officers named in the Summary Compensation Table made voluntary salary deferrals and received matching employer contributions. These amounts are reflected in the Table.

Participants are at all times fully vested in their own compensation deferrals and in any rollover contributions from other plans. Vesting in any matching employer contribution begins after one year of service, with full vesting after six years of service. Vesting in any discretionary profit sharing employer contribution begins in the first year of service, with full vesting after six years of service. Participants may direct the investment of their plan account among several funds maintained by the plan trustee, including a Community Bancorp. stock fund. Distributions of accounts are generally deferred until the participant’s death, disability or retirement, except in cases of financial hardship (as defined in the plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

In addition to 401(k) compensation deferrals and matching employer contributions, the plan permits the Company to make a discretionary profit sharing contribution in any year for the account of all participants, including the three executive officers named in the Summary Compensation Table. The amount of the contribution for any year is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The profit sharing contributions made for 2015 and 2014 to the account of the three executive officers named in the Summary Compensation Table are included in the “All Other Compensation” column of the Table.

Perquisites and other Personal Benefits

The Company does not generally provide its executive officers with perquisites or other personal benefits such as club memberships, financial planning assistance, tax preparation, living allowances, commuting expenses, or similar benefits not described in this proxy statement. However, the Company does provide Company-owned vehicles to Mr. Marsh and Ms. Austin and pays related gas and maintenance charges. The Company also pays the expenses of the executive officers and their spouses in connection with attendance at certain banking-related functions, such as bankers’ association conventions.

Health and Welfare Benefits

The Company offers the same health and welfare benefits to all salaried and non-salaried employees, although benefits may vary depending on whether the employee is employed full-time or part-time. These benefits include health insurance, life insurance, short-term disability insurance, long-term disability insurance, an employee assistance program, wellness reimbursement, education benefits and combined time off.

Change in Control Agreements

In 2015 we entered into change in control agreements with two of our three named executive officers (Kathryn Austin and Terri McQuillen) and with one additional executive officer (Louise Bonvechio).  CEO Stephen Marsh is not covered by a change in control agreement.  As described below, the agreements may require us (or a successor company) to make payments to the covered executive officers in the event of the termination of their employment in specified circumstances, either in anticipation of or following a change in control of the Company.

The change in control agreements provide that the executive officer will be entitled to a specified severance payment if her employment is terminated by the Company (or its successor) without “cause” (as defined in the agreement), or the executive terminates her employment with the Company for “good reason” (as defined in the agreement), during the three-year period following a “change in control” (as defined in the agreement).  The executive is also entitled to receive the specified severance benefit if her employment is terminated by the Company without cause or by the executive with good reason after public announcement of a proposed change in control and within 120 days prior to occurrence of the change in control.  The severance benefit is equal to two times the executive’s highest total annual cash compensation (salary plus cash bonus, if any) in any of the three years immediately preceding the termination and is payable in a lump sum, subject to execution by the executive of a release of claims. The severance benefit is the only benefit payable under the change in control agreements and is in addition to any other compensation and benefits to which the executive is otherwise entitled, including accrued and unpaid salary and vested benefits under any employee compensation plan.

For purposes of the agreements, “cause” means (i) personal dishonesty; (ii) willful misconduct; (ii) incompetence; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform the executive’s stated duties; (vi) willful violation of law; (vii) conviction of, or plea of nolo contendere to a felony; or (viii) material breach of the agreement by the executive.  “Good reason” means (i) a reduction in the executive’s total annual cash compensation in an amount equal to 15% or more of the executive’s highest total annual cash compensation in any of the preceding three (3) calendar years, unless the reduction is part of a general, non-discriminatory reduction in base salary and/or bonus applicable to all similarly situated officers; (ii) a material reduction in the executive’s authority, duties or responsibilities; (iii) a relocation of the executive’s principal place of employment by more than 75 miles from the Bank’s main office in Derby; or (iv) failure by the Bank or the Company to obtain a written assumption of the agreement from any successor entity.

A “change in control” is defined in the agreements to include (i) a merger, consolidation or plan of share exchange which results in the shareholders of the Company owning less than a majority of the surviving company; (ii) the acquisition by any person or group of more than 50% of the Company’s voting stock; (iii) a sale of substantially all the assets of the Company or the Bank; (iv) liquidation or dissolution of the Company; and (v) a turnover during any two year period of a majority of the members of the Board, other than nominees approved by two-thirds vote of the directors in office at the beginning of the two year period.

The agreements have an initial three year term, with automatic three year renewals on each third anniversary unless notice of termination is provided by either party at least 30 days prior to a renewal date.  If a change in control occurs during the term, the agreements will renew automatically for a period of three years following the change in control.

The change in control agreements provide that if the excise tax on excess parachute payments under Internal Revenue Code Sections 280G and 4999 would be imposed, the executive’s severance benefit under the agreement will be reduced to a level at which the excise tax will not apply.

The executives will be subject to certain post-termination confidentiality and non-disparagement covenants.

The following table shows the lump sum cash payments that would be payable under the change in control agreements to the two covered executive officers who are named in the Summary Compensation Table, assuming the executive experienced a qualifying termination of employment at the end of 2015.

Potential Payments under Change in Control Agreements

Executive Officer	Severance Payment*
Kathryn M. Austin	$500,058
Terri L. McQuillen	$405,356

* The amounts shown in the table are for illustrative purposes only, and are equal to two times the named executive officer’s highest total cash compensation (salary plus cash bonus) paid in any of the last three completed fiscal years.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that the Company provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on whether to approve the compensation paid to the three executive officers listed in the Summary Compensation Table (our “Named Executive Officers”). This vote is sometimes referred to by the SEC as a “say on pay” vote. The SEC’s say on pay advisory vote requirement and a related “say on frequency” advisory vote became effective for smaller reporting companies, such as Community Bancorp in 2013.  At the 2013 annual meeting the Company’s shareholders approved a say on pay resolution and a frequency of three years for the next say on pay vote.  Therefore, at the 2016 annual meeting, we are again requesting that the shareholders approve the compensation paid to our named executive officers.

The compensation program for the Company’s Named Executive Officers is described elsewhere in this proxy statement under the captions “COMPENSATION COMMITTEE REPORT” and “EXECUTIVE COMPENSATION” in accordance with the compensation disclosure requirements of the SEC. Our executive compensation arrangements are developed and approved by the Compensation Committee of the Board, which consists exclusively of non-employee directors. The primary goal of our executive compensation program is to align the interests of the Company’s executives with those of the shareholders in order to achieve long-term growth in shareholder value. It is also designed to enable us to attract, hire and retain talented, high-performing and experienced executives. The Compensation Committee and Board periodically review our executive compensation arrangements to ensure that they continue to meet those objectives.

This advisory say on pay vote gives our shareholders the opportunity to express their views on the compensation paid to our Named Executive Officers. The Board believes that our current compensation program appropriately compensates our Named Executive Officers for their significant contributions to the success of the Company and in a manner that does not encourage or reward inappropriate risk-taking. Accordingly, the Board asks that you approve the following resolution:

Resolved, that the compensation paid to the Named Executive Officers of Community Bancorp. as disclosed pursuant to the compensation disclosure rules of the SEC, including the disclosures under the captions “EXECUTIVE COMPENSATION” and “COMPENSATION COMMITTEE REPORT” in the 2016 annual meeting proxy statement of Community Bancorp., is hereby approved.

Vote Required

Approval of the nonbinding vote on the compensation of the Named Executive Officers will require that more votes be cast “FOR” than “AGAINST” the proposal.

Although your vote is advisory and will not be binding on the Board of Directors or the Compensation Committee, the Board and Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed BerryDunn as the Company’s independent registered public accounting firm to audit Community Bancorp.’s consolidated financial statements for the year ending December 31, 2016. BerryDunn served as the Company’s independent auditors for 2015 and 2014 and also provided certain tax and other audit-related services in both years. See “Fees Paid to Independent Auditors” below. Representatives of BerryDunn are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Although neither Vermont law nor the Company’s bylaws requires the submission of the selection of the Company’s independent auditors to the shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to vote on whether to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board has made any determination as to what action, if any, would be taken if the shareholders do not ratify the appointment of BerryDunn as the Company’s independent registered public accounting firm for 2016. If the shareholders fail to ratify this appointment, the Audit Committee may reconsider whether to retain BerryDunn and may retain that firm or another firm without resubmitting the matter to the shareholders.

Pre-Approval Required for Services of Independent Auditors

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the Company’s independent auditors, in order to ensure that the provision of such services does not impair the auditors’ independence. Under applicable law, certain services may not be performed by the auditors under any circumstances. Consistent with these legal requirements, the Audit Committee’s charter provides that all permitted services must be approved by the Audit Committee in advance. However, the Audit Committee may delegate this authority to a member of the Committee, who is required to inform the entire Committee of any approval taken pursuant to that delegated authority. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. Each of the services performed by BerryDunn described under the captions below was pre-approved by the Audit Committee.

Fees Paid to Independent Auditors

The following table summarizes the fees billed for professional services rendered by BerryDunn for each of the last two calendar years:

Fees	December 31, 2015	December 31, 2014

Audit Fees	$139,732	$139,109
Audit-Related Fees	1,579	1,589
Tax Fees	15,628	13,454
All Other Fees	0	0
Total	$156,939	$154,152

Audit Fees. The aggregate audit fees billed for professional services rendered by BerryDunn related to the audit of the Company’s annual financial statements included in each of the Company’s Forms 10-K, review of financial statements included in each of the Company’s Forms 10-Q and audit of the Company’s Retirement Savings Plan, for the years ended December 31, 2015 and 2014.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by BerryDunn related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2015 and 2014. These services related to the application of accounting pronouncements.

Tax Fees. The aggregate tax fees billed for professional services rendered by BerryDunn related to tax compliance, tax advice and tax planning in the years ended December 31, 2015 and 2014. These services included preparation of federal tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees. There were no other fees billed for services provided by BerryDunn, other than the services reported in the paragraphs above, in the years ended December 31, 2015 and 2014.

Vote Required

Ratification of the selection of BerryDunn as the Company’s independent auditors for the ensuing year will require that more votes be cast “FOR” than “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

ANNUAL REPORT

The Company’s Annual Report to Shareholders for the year ended December 31, 2015, containing the consolidated financial statements and the report of BerryDunn thereon, accompanies this proxy statement.

SHAREHOLDER NOMINATIONS AND OTHER PROPOSALS

Bylaw Requirements for Shareholder Nominations and Other Proposals

A shareholder may make a nomination for director or present other matters for action from the floor at the annual meeting, under procedures specified in Section 2.13 of the Company’s bylaws, which requires that a shareholder provide timely advance written notice and specified information to the Company. In order for a shareholder to make a nomination or propose other business from the floor at the 2017 annual meeting, the shareholder must provide to the Company advance written notice of the proposed nomination or other business, containing all of the information specified in Section 2.13 of the bylaws, no earlier than November 20, 2016 and no later than January 18, 2017.

The required notice and information should be sent within the specified deadlines to the attention of the Corporate Secretary, Community Bancorp., 4811 US Route 5, Newport, Vermont 05855. The notice must include the following information about the shareholder and any associated persons, and, as applicable in the circumstances, the following information regarding any nominee or other proposal:

Information Regarding the Proponent and Any Associated Person*

●	Name and address;
●	Class, series and number of shares of the Company’s capital stock held of record or beneficially owned;
●	Any derivative positions held of record or beneficially owned and information regarding any hedging transactions involving the Company’s capital stock;
●	Any material interest in the proposed business or nomination; and
●	A representation that the shareholder intends to be present at the meeting in person or by proxy to make the nomination or proposal.

Information Required for Director Nominations

●	Name and address of the nominee;
●	Description of all arrangements or understandings between the nominee and any other person (including the shareholder or any associated person of the shareholder) regarding the nomination;
●
All other information about the nominee that would be required to be included in the proxy materials filed under applicable rules of the SEC if the nominee had been nominated by the Board of Directors; and

●	A written consent of the nominee to serve as a director if properly nominated and elected.

Information Required for Other Business

●	A brief description of the proposal;
●	The reasons for making the proposal; and
●	Any direct or indirect interest of the shareholder or any associated person of the shareholder in making the proposal.

*
An associated person of a shareholder is any person directly or indirectly controlling or acting in concert with the shareholder, any beneficial owner of shares for which the shareholder is the record holder and any person controlling, controlled by or under common control with, the associated person.

The Company’s Amended and Restated Bylaws are contained in Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on March 14, 2013, and are available on the SEC’s website at www.sec.gov/edgar.shtml. A shareholder may also request a copy of the bylaws by contacting the Corporate Secretary at the address or telephone number shown below under “VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE.”

The above process, which is governed by the Company’s bylaws, is in addition to, and separate from (i) the process contained elsewhere in this proxy statement under the caption “CORPORATE GOVERNANCE—Board Committees–Corporate Governance/Nominating Committee” for submitting names of possible director nominees for consideration by the Corporate Governance/Nominating Committee; and (ii) the process described below under “Inclusion of Shareholder Proposals in Company Proxy Materials,” which is governed by SEC Rules and which has an earlier notification deadline.

Use of Discretionary Authority in Connection with Shareholder Nominations and Proposals

Under the rules and regulations of the SEC, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company’s proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for the 2017 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no earlier than November 20, 2016 and no later than January 18, 2017, the same advance notice period as described above for notice of proposals to be made from the floor at the annual meeting.

Inclusion of Shareholder Proposals in Company Proxy Materials

There is a separate process from that described above, with an earlier notification deadline, if a shareholder seeks to have his or her proposals included in the Company’s proxy materials for the 2017 annual meeting. That process is governed by SEC rules, and not exclusively by the Company’s bylaws. In order to be considered for inclusion in the Company’s proxy material for the 2017 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 9, 2016, and must comply in all respects with applicable rules and regulations of the SEC relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations. Proponents must also timely provide the information required under the bylaws, as described above.

Questions about any of the procedures for shareholder nominations or proposals should be directed to the Corporate Secretary, Community Bancorp., 4811 US Route 5, Newport, Vermont 05855.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2016 annual meeting other than the three proposals described in this proxy statement. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

VOTING QUESTIONS OR OTHER SHAREHOLDER ASSISTANCE

If you have any questions or require assistance with the voting process, contact either Corporate Secretary Chris Bumps or Issuer Direct.  If you have questions regarding the titling of your share account(s), contact the Company’s stock transfer agent, Computershare.  Contact information is:

Chris Bumps, Corporate Secretary	Issuer Direct Corporation	Computershare Investor Services LLC
Community Bancorp.	500 Perimeter Park Drive, Suite D	480 Washington Boulevard
4811 US Route 5	Morrisville, NC 27560	Jersey City, NJ 07310
Newport, VT 05855	(919) 481-4000	(201) 680-2314
(802) 334-7915	www.issuerdirect.com	www.computershare.com
cbumps@communitynationalbank.com

COMMUNITY BANCORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED ANNUAL MEETING OF SHAREHOLDERS– MAY 17, 2016 AT 5:30 PM
CONTROL ID:
REQUEST ID:

The undersigned, being a shareholder of Community Bancorp. (the “Company,” “we,” “our” or “us”), hereby authorizes and appoints Rachel Ducharme and Elizabeth Bumps, and each of them individually with full power of substitution in each, as his or her lawful agents and proxies, to vote all of the common stock of the Company that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders (the “Meeting”) of Community Bancorp. to be held on Tuesday, May 17, 2016, at 5:30 p.m. at the Elks Club in Derby, Vermont, and at any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/CMTV
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE SHAREHOLDERS OF COMMUNITY BANCORP.			IF VOTING BY MAIL (OR FAX) PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR FAX TO 202-521-3464. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	Election of Directors to a term that expires at the 2019 Annual Meeting:		☐	☐
	Charles W. Bucknam Jr.				☐
	Stephen P. Marsh				☐	CONTROL ID:
	Patrick M. Malone				☐	REQUEST ID:
	Fredric Oeschger				☐

Proposal 2		à	FOR	AGAINST	ABSTAIN
	An advisory (non-binding) resolution to approve the compensation of our executive officers.		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	Ratification of BerryDunn as the Company’s external auditors for 2016.		☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
In their discretion, the persons named as proxies are authorized to act upon such other business as may properly come before the meeting or any adjournment of the meeting. If any such business is presented, the proxies intend to vote the shares represented by this proxy in accordance with the recommendations of management.

The Board recommends that you vote FOR Proposals 1, 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this proxy is properly executed but no direction is made this proxy will be voted FOR Proposals 1, 2 and 3.

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2016

(Print Name of Shareholder and/or Joint Tenant)

(Signature of Shareholder)

(Second Signature if held jointly)

401K PLAN VOTING INSTRUCTION CARD
COMMUNITY BANCORP.
THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED
ANNUAL MEETING OF SHAREHOLDERS – MAY 17, 2016 AT 5:30 PM

CONTROL ID:
REQUEST ID:

The undersigned hereby authorizes and instructs the Trustees of the Community Bancorp. Retirement Savings (401k) Plan (the “401k Plan”) to vote all of the common stock of Community Bancorp. that are allocated to the undersigned’s account under the 401k Plan at the Annual Meeting of Shareholders (the “Meeting”) of Community Bancorp. to be held on Tuesday, May 17, 2016, at 5:30 p.m. at the Elks Club in Derby, Vermont, and at any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/CMTVK
PHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF THE SHAREHOLDERS OF COMMUNITY BANCORP.			IF VOTING BY MAIL (OR FAX) PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR FAX TO 202-521-3464. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

VOTING INSTRUCTION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proposal 1		à	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	Election of Directors to a term that expires at the 2019 Annual Meeting:		☐	☐
	Charles W. Bucknam Jr.				☐
	Stephen P. Marsh				☐	CONTROL ID:
	Patrick M. Malone				☐	REQUEST ID:
	Fredric Oeschger				☐

Proposal 2		à	FOR	AGAINST	ABSTAIN
	An advisory (non-binding) resolution to approve the compensation of our executive officers.		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	Ratification of BerryDunn as the Company’s external auditors for 2016.		☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐
In their discretion, the 401k Plan Trustees are authorized to act upon such other business as may properly come before the meeting or any adjournment of the meeting. If any such business is presented, the Trustees intend to vote the shares, or refrain from voting the shares, represented by this proxy in accordance with the best interests of the participants in the 401k Plan.

The Board recommends that you vote FOR Proposals 1, 2 and 3.

This voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this voting instruction is properly executed but no direction is made the shares represented by this voting instruction will be voted FOR Proposals 1, 2 and 3.

MARK HERE FOR ADDRESS CHANGE   ☐ New Address (if applicable):
____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Dated: ________________________, 2016

(Print Name of Plan Participant)

(Signature of Plan Participant)